Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Varian Semiconductor Equipment Associates, Inc., which appears in Varian Semiconductor Equipment Associates, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2005.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 6, 2006